Exhibit 99.1

VERITAS DGC INC. AND VERITAS ENERGY SERVICES INC.

ANNOUNCE REDEMPTION OF EXCHANGEABLE SHARES

Houston, Texas and Calgary, Alberta – January 16, 2006 – Veritas DGC Inc. (NYSE & TSX: VTS) and its subsidiary, Veritas Energy Services Inc. (TSX: VER, VER.A) announced today that Veritas Energy Services has accelerated the automatic redemption date of its exchangeable shares and its class A exchangeable shares, series 1 to May 16, 2006, and that Veritas DGC has exercised its right to redeem both classes of Veritas Energy Services exchangeable shares. On May 16, 2006, the closing date, each exchangeable share of both classes then outstanding will be exchanged on a one-for-one basis for Veritas DGC shares.  At the close of business on January 12, 2006, there were 12,553 exchangeable shares and 79,091 class A exchangeable shares, series 1 which are subject to redemption.  All other Veritas Energy Services shares have previously been exchanged.  Following the redemption on May 16, Veritas DGC will own all of the issued and outstanding shares of Veritas Energy Services.

The original exchangeable shares were issued by Veritas Energy Services in connection with the business combination of Veritas DGC and Veritas Energy Services in 1996.  The remaining exchangeable shares, the class A exchangeable shares, series 1, were issued by Veritas Energy Services in connection with its acquisition of Enertec Resource Services Inc. in 1999.  Since their original issuance, both classes of exchangeable shares have been exchangeable on a one-for-one basis for one share of Veritas DGC common stock and, by means of a class of special voting shares, holders of exchangeable shares have voting rights virtually identical to holders of Veritas DGC common stock on matters on which Veritas DGC shareholders are entitled to vote.  Since they were issued, Veritas DGC has included the exchangeable shares in its reported number of shares outstanding.

Veritas Energy Services will, in the next few days, mail to each holder of its exchangeable shares a notice with further information concerning the method by which the shares will be exchanged.

Veritas DGC cautions that statements in this release may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding its business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in Veritas DGC’s reports filed with the U.S. Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations